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                                                                   Exhibit 10.19

                               FORD MOTOR COMPANY

Marv Adams
Vice President &
Chief Information Officer

                                                               December 14, 2001

Mr. Nick Grouf
Chairman and CEO
PeoplePC, Inc.
100 Pine Street
San Francisco, CA  94111

Dear Nick:

Ford Motor Company ("Ford") and PeoplePC, Inc. ("PeoplePC") are parties to the Master Services and Supply Agreement made as of April 4, 2000, as amended from time to time (the "Master Agreement"), whereby Ford and PeoplePC established the Ford Employee Connectivity Program consisting of bundled packages of hardware, software and Internet access service sold by PeoplePC to Ford's and Ford Affiliates' Eligible Employees (the "Eligible Employees"). Further, pursuant to the terms of certain Membership Agreements and the Ford Employee Connectivity Program Employee Payment Agreements by and between PeoplePC and the Eligible Employees (collectively, the "Eligible Employee Agreements"), among other things, the Eligible Employees purchase Membership in the Ford Employee Connectivity Program for a term of thirty six (36) months from the date of the Eligible Employee membership application (the "Membership Term"). The number of Eligible Employees covered by this Letter Agreement is 167,397, which is the number of Eligible Employees with Memberships in the Ford Employee Connectivity Program as of the date of this letter.

Voluntary Payments. PeoplePC agrees and acknowledges that Ford has, as of the date of this Letter Agreement, satisfied all its payment obligations under the Master Agreement and that neither Ford nor any of the Eligible Employees has or shall have any obligation to provide any further or additional monies to PeoplePC for any reason whatsoever.

Performance Bonus. Provided that PeoplePC has provided the Delivered Services (set forth below) and performed its other obligations under the Master Agreement and Eligible Employee Agreements, in each case without disruption, during a calendar month, and subject to the terms of this Letter Agreement, Ford agrees to make performance bonus payments ("Performance Bonus") to PeoplePC which in the aggregate will not exceed $6,300,000. Each Performance Bonus shall be payable monthly, in arrears, in the amount of $317,545. On the last business day of each month, commencing December 31, 2001,

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for up to twenty (20) consecutive months, PeoplePC agrees to submit an invoice to Ford. If Delivered Services have all been provided in accordance with the terms of the Master Agreement, Eligible Employee Agreement and this Letter Agreement, Ford agrees to pay PeoplePC within five (5) business days of receipt of Invoice.

Reaffirmation of Obligations. PeoplePC hereby reaffirms all of its obligations to Ford and to the Eligible Employees under the Master Agreement and the Eligible Employee Agreements. Therefore, PeoplePC represents and warrants that all of the terms and conditions of the Master Agreement and the Eligible Employee Agreements are and shall remain in full force and effect, without waiver or modification of any kind whatsoever (unless embodied in a written document signed by both parties), and are ratified and confirmed in all respects. PeoplePC further agrees and acknowledges that any failure to provide the services contemplated by the Ford Employee Connectivity Program and/or to fulfill its performance obligations under the Master Agreement and/or the Eligible Employee Agreements shall constitute a nonmonetary default that cannot be cured.

Delivered Services.  PeoplePC agrees to:

      1. Maintain no less than the current level of connectivity to the Internet for the Eligible Employees.
      2. Manage the ISP network and supplies to maintain and continue to improve present coverage and performance levels, PeoplePC acknowledges that it presently provides over 6,700 POPs, covering approximately 91% of the Eligible Employees.
      3. Continue to provide monthly metrics identifying coverage and performance status.
      4. Maintain Email at the present levels of access, functionality, capacity, and performance.
      5.    Restore the Ford Customer Care Escalation Process.
      6. Continue to manage Customer Care processes to improve present performance metrics while aiming to achieve or exceed industry standards.
      7.    Continue to provide weekly Customer Care metrics.
      8. Continue to provide monthly an electronic file with data on the Eligible Employees (name, address, phone, member name).
      9. Continue to facilitate the provision of warranty coverage for the 3 years defined in the Membership Agreement.

No Default. PeoplePC agrees that on the date of payment of each Performance Bonus, it shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed, and no Event of Default shall have occurred under the Master Agreement and/or the Eligible Employees Agreements.

Events of Default. Any one or more of the following events will constitute an event of default by PeoplePC hereunder:

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      1.    The occurrence of a default under the Master Agreement or the
            Eligible Employee Agreements.

      2. The breach of this Agreement, the Master Agreement or any of the Eligible Employee Agreements.

      3. The delivery to Ford by PeoplePC of any communication advising Ford that PeoplePC intends to, or is likely to, breach any of the foregoing agreements.

      4. The commencement of an insolvency proceeding including, without limitation, an assignment for the benefits of creditors, a standstill agreement, or the filing of a voluntary or involuntary bankruptcy case by or against PeoplePC.

      5. Failure of PeoplePC to provide assurances adequate under the circumstances within two business days in the event that (i) Ford receives any communication from any source advising Ford that PeoplePC intends to, or is likely to, breach this Agreement, the Master Agreement or any of the Eligible Employee Agreements, and
            (ii) Ford faxes a letter to the CEO of PeoplePC requesting assurances that PeoplePC will continue to perform its obligations under the foregoing agreements.

Remedies Upon Occurrence of an Event of Default.

      1. Ford, in its sole and absolute discretion, may terminate this Letter Agreement by delivering a notice of termination to PeoplePC effective on the date specified in the notice.

      2. Immediately upon delivery of the notice of termination, Ford shall be free to enter into and make any contracts with any third parties to avoid any disruption of services whatsoever to the Eligible Employees.

      3. If PeoplePC commences a bankruptcy case, the automatic stay of Bankruptcy Code Section 362 shall be deemed automatically vacated for all purposes to achieve the objectives of the Ford Employee Connectivity Program.

      4. The rights and remedies of Ford hereunder are cumulative and not exclusive. Any waiver, permit, consent or approval of any kind by Ford of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in writing.

No Joint Venture, Management or Control. Notwithstanding any provision of this Letter Agreement and/or any other agreement between Ford and PeoplePC, PeoplePC acknowledges and agrees that Ford is not and shall not be construed to be a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant

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of any kind of PeoplePC. In addition, Ford shall not be deemed responsible to perform or participate in any acts, omissions, or decisions of PeoplePC.

If this Letter Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and delivering such counterpart to Ford, whereupon this Letter Agreement will become binding between Ford and PeoplePC in accordance with its terms.

                                       Very truly yours,

                                       FORD MOTOR COMPANY,
                                       A Delaware corporation


                                       By  :  ________________________________
                                                         Marv Adams
                                       Its:              Vice President

Accepted and agreed to as of the date of this Letter Agreement:

PEOPLEPC, INC.
A Delaware corporation


By:  ________________________________
         Nick Grouf
Its:  Chairman and CEO